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FOR IMMEDIATE RELEASE                           CONTACT:Jennifer Blum
                                                Corporate Communications
                                                212.381.5705
                                                jblum@doubleclick.net


               DOUBLECLICK INC. TO ACQUIRE DOUBLECLICK SCANDINAVIA

              -- Consolidates Market Leadership Position in Sweden,
                         Denmark, Norway and Finland --

NEW YORK, December 22, 1999 -- DoubleClick Inc. (Nasdaq: DCLK), the leading global Internet advertising solutions company, today announced the acquisition of all outstanding shares of DoubleClick Scandinavia AB not previously owned by DoubleClick, in a stock-for-stock transaction.

DoubleClick Scandinavia was launched in December 1997 and has offices in Stockholm, Copenhagen, Oslo and Helsinki. It holds a leading position in Sweden, Denmark, Norway and Finland, with market share in excess of 30%. DoubleClick Scandinavia, which has a reach of 80% of all Internet users in Scandinavia, represents many of Scandinavia's most attractive and important Web sites and works with advertisers including Ericsson, SAS and SAAB.

"As DoubleClick expanded internationally, we established presence with local partners in select markets to maintain our first mover advantage and to build global scale rapidly," said Barry Salzman, President, DoubleClick International. "Our strategy was to buy back these local companies over time. We are currently implementing that strategy and are delighted to have DoubleClick Scandinavia, operating in a region that is on the forefront of Internet development, become a full subsidiary of DoubleClick."

DoubleClick currently has operations in 22 countries and its international operations accounted for 20% of the Company's third quarter 1999 revenue.

"Our partnership with DoubleClick has been a great success," added Goran Arvinius, Managing Director of DoubleClick Scandinavia. "As a full member of the DoubleClick family we will now be in an even better position to build our market leadership position in Scandinavia."

Terms of the deal were not disclosed.

                                   -- more --




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ABOUT DOUBLECLICK INC.
DoubleClick Inc. (www.doubleclick.net) is a leading provider of comprehensive global Internet advertising solutions for marketers and Web publishers. Combining technology and media expertise, DoubleClick centralizes planning, execution, control, tracking and reporting for online media campaigns. DoubleClick Inc. has Global headquarters in New York City and maintains offices in Atlanta, Boston, Chicago, Detroit, Dallas, Denver, Los Angeles, San Francisco, San Mateo, Seattle, Amsterdam, Barcelona, Copenhagen, Dublin, Dusseldorf, Hamburg, Helsinki, Hong Kong, London, Madrid, Melbourne, Milan, Montreal, Munich, Oslo, Paris, Sao Paulo, Singapore, Stockholm, Sydney, Taipei, Tokyo and Toronto.

ABOUT DOUBLECLICK SCANDINAVIA
DoubleClick Scandinavia (www.doubleclick.net/se) is a leading provider of comprehensive global Internet advertising solutions for marketers and Web publishers in Scandinavia. Combining technology and media expertise, DoubleClick Scandinavia helps the Scandinavian advertisers to build image and attract visitors to their websites. DoubleClick Scandinavia's headquarter is located in Stockholm with local offices in Oslo, Copenhagen and Helsinki.

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